Exhibit 8.1

                                                 November 3, 1998


Board of Directors
Willow Grove Bank
Welsh and Norristown Roads
Maple Glen, Pennsylvania 19002

                  Re:  Mutual Holding Company Formation and Stock Issuance

Gentlemen:

         We have been requested as special counsel to Willow Grove Bank, a federally chartered mutual savings bank to express our opinion concerning the Federal income tax consequences relating to the proposed conversion of the Bank from a mutual savings bank (the "Bank") to a Federally chartered stock savings bank to be called Willow Grove Bank (the "Stock Bank") and the formation of Willow Grove Mutual Holding Company, a Federal mutual holding company (the "Mutual Holding Company") which will acquire the stock of the Stock Bank and subsequently contribute the Stock Bank's stock to Willow Grove Bancorp, Inc. (the "Stock Holding Company").

         For the purposes of this opinion, we have examined such documents and questions of law as we have considered necessary and appropriate, including but not limited to: the Plan of Reorganization (as defined below) and the Plan of Stock Issuance (as defined below), each as adopted by the Bank's Board of Directors on July 28, 1998, as well as certain other documents relating to the Reorganization (as defined below), some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

         In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.


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Board of Directors
Willow Grove Bank
November 3, 1998
Page 2

         In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the Board of Directors of the Bank at a meeting duly called and held; that the Bank will comply with the terms and conditions of the Reorganization, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Reorganization under Federal income tax laws, except on the basis of the documents and assumptions described above and we express no opinion concerning tax matters relating to the Reorganization under state or local tax laws.

         For purposes of this opinion, we are relying on the representations provided to us by the Bank, which are incorporated herein by reference.

         In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices and procedures and court decisions. Additionally, we reviewed certain Internal Revenue Service (the "IRS") rulings which analyze transactions similar in form and are based upon fact patterns substantially identical to the transaction contemplated herein. See PLR 98-25-025 (June 16, 1998); PLR 97-41-020 (Oct. 10, 1997); and PLR 97-35-028
(Aug. 29, 1997). Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

         In rendering our opinions, we have assumed that the persons and entities identified in the Plan of Reorganization will at all times comply with the requirements of Code Sections 368 and 351, the other applicable state and Federal laws and the representations of the Bank. In addition, we have assumed that the activities of the persons and entities identified in the Plan of Reorganization will be conducted strictly in accordance with the Plan of Reorganization. Any variations may affect the opinions we are rendering.

         We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.




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Board of Directors
Willow Grove Bank
November 3, 1998
Page 3

                                   BACKGROUND


         As a Federally chartered mutual savings bank, the Bank, in mutual form, has no authorized capital stock. Holders of its Deposit Accounts possess certain liquidation rights, voting rights and other incidents of equity ownership in the Bank (the "Account Holders"). In the event of liquidation, Account Holders have the right to share pro rata in any liquidation proceeds distributed. Additionally, certain of the Bank's borrowers are also members of the Bank (The "Borrower Members") and possess voting rights. All interests held by members of the Bank cease when such members close their accounts or pay off their loans, as the case may be.

         Pursuant to the Plan of Reorganization, the Stock Holding Company will be incorporated under Federal law for the purpose of serving as the Bank's savings institution holding company. Subsequent to the Reorganization, the Stock Holding Company will have no significant assets other than the outstanding capital stock of the Stock Bank, the Offerings (as defined below) net proceeds (after deducting any amounts infused into Stock Bank, certain expenses associated with the offering and used to fund the Stock Holding Company's Employee Stock Ownership Plan [the "ESOP"]), and a note receivable from the ESOP. The Stock Holding Company's principal business will be overseeing the business of the Bank and investing the portion of the net proceeds retained by it.

         Further, the Bank will organize the Mutual Holding Company as a Federal mutual holding company with the powers set forth in its proposed charter and bylaws. As long as they remain Account Holders, persons who had membership rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company after the Reorganization. All persons who become Account Holders after the Reorganization will also have membership rights with respect to the Mutual Holding Company. Borrower Members who possessed membership rights in the Bank prior to the Reorganization will retain similar rights in the Mutual Holding Company for so long as their loans remain outstanding. Accordingly, members of the Mutual Holding Company (consisting solely of Account Holders and Borrower Members) shall have exclusive authority to elect the board of directors of the Mutual Holding Company for so long as the Mutual Holding Company remains a mutual institution.

         The Mutual Holding Company's principal assets will be the shares of the Stock Holding Company's common stock (the "Common Stock") received pursuant to the Plan of Reorganization and monies received as its initial capitalization. Immediately after consummation of the Plan of Reorganization, it is expected that the Mutual Holding Company will not engage in any business activity other than its investment in, and control of, a majority of the shares of Common Stock of the Stock Holding Company. The Mutual Holding Company will be a mutual corporation chartered under Federal law and regulated by the Office of Thift Supervision (the "OTS"). The Mutual Holding Company will be subject to the limitations and restrictions imposed on savings and loan holding companies by
Section 10(o)(5) of the Home Owners' Loan Act, as amended ("HOLA").


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Board of Directors
Willow Grove Bank
November 3, 1998
Page 4


                              PROPOSED TRANSACTION


         The Board of Directors of the Bank adopted a Plan of Reorganization From Mutual Savings Bank to Mutual Holding Company on July 28, 1998 (the "Plan of Reorganization"). For what are represented to be valid business purposes, the Bank's Board of Directors has decided to convert to a mutual holding company structure pursuant to the HOLA and OTS regulations. Pursuant to the Plan of Reorganization, the following steps will occur on approximately the same date:

         (i) The Bank will organize an interim stock savings bank ("Interim One") as its wholly owned subsidiary;

         (ii) Interim One will organize a Federal mid-tier holding company as its wholly owned subsidiary ("Stock Holding Company"); and

         (iii) Interim One will also organize another interim Federal stock savings bank as its wholly owned subsidiary ("Interim Two").

         The following transactions will occur simultaneously:

         (iv) The Bank will convert its charter to a Federal stock savings bank charter and become a stock savings bank ("Stock Bank"). Such charter conversion is hereinafter referred to as the "Bank Conversion." In the Bank Conversion, members of the Bank will constructively receive ownership interests in the Stock Bank in exchange for their mutual interests in the Bank;

         (v) Interim One will cancel its outstanding stock and convert its charter to a Federal mutual holding company charter and thereby become the "Mutual Holding Company;"

         (vi) Interim Two will merge with and into the Stock Bank with the Stock Bank surviving. In connection with the merger, the shares of Interim Two common stock owned by the Mutual Holding Company prior to the merger shall be converted into and become shares of Stock Bank common stock and the former members of the Bank who constructively hold ownership interests in the Stock Bank will be deemed to transfer their ownership interests in the Stock Bank to the Mutual Holding Company in exchange for membership/mutual interests in the Mutual Holding Company;

         (vii) The Mutual Holding Company will contribute all of the Stock Bank's outstanding shares of common stock to the Stock Holding Company, its wholly owned subsidiary; and



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Board of Directors
Willow Grove Bank
November 3, 1998
Page 5


         (viii) Immediately following the contribution set forth in subparagraph (vii), above, the Stock Holding Company will, subject to the provisions of the Plan of Reorganization and the Plan of Stock Issuance, sell approximately 44% of its Common Stock in a Subscription Offering and, if applicable, Community Offering (as such terms are defined in the Plan of Stock Issuance and collectively referred to as the "Offering").

         The above-described transactions are referred to herein collectively as the "Reorganization."

         Those persons who, as of the date of the Bank Conversion (the "Effective Date"), hold depository rights with respect to the Bank will thereafter have such rights solely with respect to the Stock Bank. Each deposit account with the Bank at the time of the exchange will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors and borrowers who had membership rights with respect to the Bank immediately prior to the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts or borrowings with the Stock Bank. All new depositors of the Stock Bank after the completion of the Reorganization will have membership rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Stock Bank.

         The shares of Interim Two common stock owned by the Mutual Holding Company prior to the Reorganization shall be converted into and become shares of common stock of the Stock Bank on the Effective Date. The ownership interests in the Stock Bank constructively received by the former members of the Bank will be converted into ownership interests of the Mutual Holding Company. As a result, the Stock Bank will be a wholly owned subsidiary of the Stock Holding Company, which will be a wholly-owned subsidiary of the Mutual Holding Company. The Mutual Holding Company will not have any authorized capital stock.

         The Stock Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the Mutual Holding Company. So long as the Mutual Holding Company is in existence, however, the Mutual Holding Company must own at least a majority of the voting stock of the Stock Holding Company.

         Under the Plan of Stock Issuance and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to non-transferable subscription rights on the basis of preference categories in the following order of priority:

         (1)  Eligible Account Holders;

         (2)  Tax-Qualified Employee Stock Benefit Plans;

         (3)  Supplemental Eligible Account Holders;




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Board of Directors
Willow Grove Bank
November 3, 1998
Page 6

         (4)  Other Members; and

         (5) Officers, directors and employees of the Bank.

         Any shares of Common Stock not subscribed for in the Subscription Offering may be offered in a Community Offering and, if necessary, syndicated community offering.

         In connection with the Plan of Reorganization, the Plan of Stock Issuance provides that the Bank and the Stock Holding Company will form a charitable foundation to be named The Willow Grove Foundation (the "Foundation"). The Foundation will be incorporated under Delaware law as a non-stock corporation, and the Stock Holding Company will contribute to the Foundation a number of shares of Common Stock equal to 4.0% of the shares of Common Stock sold in the offering pursuant to the Plan of Stock Issuance.

         The Foundation will be dedicated to supporting charitable organizations within the communities served by the Bank. The Foundation will submit a request to the IRS to be recognized as an exempt organization under Code Section 501(c)(3).

                                    OPINIONS

         Based on the forgoing and in reliance thereon, and subject to the conditions, facts, representations and assumptions set forth herein, we are of the opinion that:

         With respect to the Bank Conversion:

                  1. The Bank Conversion is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of
         Section 368(a)(1)(F) of the Code. (Rev. Rul. 80-105, 1980-1 C.B. 78.).

                  2. No gain or loss will be recognized by the Bank or Stock Bank in the Bank Conversion. (Code Sections 361(a) and 357(a), 1032(a)).

                  3. The Stock Bank's holding period for the assets received from the Bank will include the period during which such assets were held by the Bank. (Code Section 1223(2)).


                  4. The Stock Bank's basis in the assets of the Bank will be the same as the basis of such assets in the hands of the Bank immediately prior to the proposed transaction. (Code Section 362(b)).


                  5. The Stock Bank will succeed to and take into account the Bank's earnings and profits, as of the date of the proposed transaction. (Code Section 381).



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Board of Directors
Willow Grove Bank
November 3, 1998
Page 7


                  With respect to the contribution of ownership interests in Stock Bank to the Mutual Holding Company for membership interests in the Mutual Holding Company (the "351 Transaction"):

                  6. The exchange of ownership interests in the Stock Bank for membership interests in the Mutual Holding Company will constitute a tax-free exchange of property solely for voting "stock" pursuant to
         Section 351 of the Code. Membership interests in the Mutual Holding Company will be treated as "stock" within the meaning of Code Section 351(a).

                  7. No gain or loss will be recognized by mutual interest holders of the Bank on the transfer of their ownership interests in the Bank solely for a constructive ownership interest in the Stock Bank followed by an exchange of their ownership interests in the Stock Bank solely for membership interests in the Mutual Holding Company. (Code
         Section 351(a)).

                  8. The basis in the membership interests of the Mutual Holding Company received in the transaction will be the same as the basis of the property transferred in exchange therefor, reduced by the sum of the liabilities assumed by the Mutual Holding Company or to which assets transferred are taken subject. (Code Section 358(a)(1)).

                  9. The Mutual Holding Company will recognize no gain or loss upon the receipt of property from the owners of Stock Bank in exchange for membership interests in the Mutual Holding Company. (Code Section 1032(a)).

                  10. The Mutual Holding Company's basis in the property received from the owners of Stock Bank will be the same as the basis of such property in the hands of the owners of Stock Bank immediately prior to the 351 Transaction. (Code Section 362(a)).

                  11. The Mutual Holding Company's holding period for the property received from the owners of Stock Bank will include the period during which such property was held by the owners of Stock Bank. (Code
         Section 1223(2)).


                  With respect to the transfer of the Stock Bank's common stock by the Mutual Holding Company to the Stock Holding Company and cash contributions from the Stock Holding Company to the Stock Bank:

                  12. The transfer by the Mutual Holding Company of the common stock of the Stock Bank, a wholly owned subsidiary, to its other wholly owned subsidiary, the Stock Holding Company, will constitute a tax-free exchange of property solely for voting stock pursuant to Code Section
         351. The Mutual Holding Company will not receive additional shares of Common Stock in this exchange because, at the time of the transfer, the Mutual Holding Company will already own all of the outstanding shares of Common Stock and the issuance of additional shares of Common Stock would have no substantive effect.


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Board of Directors
Willow Grove Bank
November 3, 1998
Page 8

                  13. The Mutual Holding Company will recognize no gain or loss upon the transfer of Stock Bank common stock to the Stock Holding Company. (Code Section 351(a)).

                  14. The Stock Holding Company will recognize no gain or loss on its receipt of Stock Bank common stock. (Code Section 1032(a)).

                  15. The Stock Holding Company's basis in the Stock Bank common stock will equal the basis of the Stock Bank common stock in the Mutual Holdings Company's hands immediately before the exchange. (Code Section 362(a)).

                  16. The Mutual Holding Company will increase its basis in its shares of Common Stock by the Mutual Holding Company's basis in its Stock Bank common stock. (Code Section 358(a)).

                  17. The Stock Holding Company's holding period for the shares of Stock Bank common stock received from the Mutual Holding Company will include the period that the Mutual Holding Company held, or is deemed to have held, the shares. (Code Section 1223(2)).

                  18. No gain or loss will be recognized by the Stock Bank upon its receipt of money from the Stock Holding Company. (Code Section 1032(a)). The Stock Holding Company will not receive additional shares of Common Stock in exchange for any such money received because the issuance of additional Stock Bank common stock to the Stock Holding Company would be meaningless. The Stock Holding Company will be transferring solely cash to the Stock Bank and therefore will not recognize any gain or loss upon such transfer. (Code Section 351(a); Rev. Rul. 69-357, 1969-1 C.B. 101).


                  With respect to depositors of the Bank and the issuance of Common Stock pursuant to the Plan of Stock Issuance:

                  19. No gain or loss will be recognized by the Stock Holding Company upon its receipt of money in exchange for shares of the Common Stock (Code Section 1032(a)).

                  20. No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of the Bank upon the issuance to them of deposit accounts in the Stock Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Bank held immediately prior to the Reorganization. (Code Section 1001(a); Treas. Reg. Section 1.1001-1(a)).


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Board of Directors
Willow Grove Bank
November 3, 1998
Page 9


                  21. The tax basis of the savings accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in the Stock Bank received as part of the Reorganization will equal the tax basis of such account holders' corresponding deposit accounts in the Bank surrendered in exchange therefor. (Code Section
         1012).

                  22. Each depositor of the Bank will recognize gain upon the receipt of his or her subscription rights deemed to have been received for Federal income tax purposes, but only to the extent of the excess of the fair market value of a depositor's interest in such subscription rights over the depositor's basis in the former interests in the Bank other than deposit accounts. Any such gain realized in the Stock Issuance would be subject to immediate recognition.

                  23. No gain or loss will be recognized upon the exercise of a subscription right in the Reorganization. (Rev. Rul. 56-572, 1956-2 C.B. 182).

                  24. The basis of the shares of Common Stock acquired in the Offering will be equal to the purchase price of such shares, increased, in the case of such shares acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised. (Code Section 1012).

                  25. The holding period of the Common Stock acquired pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised. (Code Section 1223(6)). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased. (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190).

                  26. The establishment of the Foundation by the Bank and the Stock Holding Company and the subsequent contribution of shares of Common Stock to the Foundation by the Stock Holding Company will not affect any of the foregoing opinions.


                                      * * *


         The opinions expressed above are limited to the income tax consequences of the Reorganization under current Federal tax laws. Further, our opinions are based upon research of the Code, applicable Treasury Regulations, current published administrative decisions of the IRS, existing judicial decisions as of the date hereof and representations made by the Bank's management. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. We express no opinions other than those stated immediately above as our opinions.


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Board of Directors
Willow Grove Bank
November 3, 1998
Page 10



         We hereby consent to the filing of this opinion as an exhibit to the Bank's Form MHC-1 and MHC-2 Notice of Mutual Holding Company Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of Mutual Holding Company as filed with the OTS and to the Stock Holding Company's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Prospectus contained in the Forms MHC-1 and MHC-2 and Form S-1 under the captions "The Reorganization and Stock Issuance - Effects of the Reorganization - Tax Effects" and "Legal and Tax Opinions," and to the summary of our opinion in such Prospectus.



                                Very truly yours,


                                ELIAS, MATZ, TIERNAN & HERRICK L.L.P.



                                By: /s/ Raymond A. Tiernan
                                    --------------------------------
                                    Raymond A. Tiernan, a Partner